Exhibit (n)(4)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 7, 2017 with respect to the Senior Securities Table of Capital Southwest Corporation as of March 31, 2017 which is contained in this Prospectus and Registration Statement. We consent to the use of the aforementioned report in this Prospectus and Registration Statement, and to the use of our name as it appears under the captions “Senior Securities” and “Independent Registered Public Accounting Firm.”

/s/ GRANT THORNTON LLP

Dallas, Texas
July 1, 2019